Filed Pursuant to Rule 433

Registration No. 333-137998

October 23, 2007

Panhandle Eastern Pipe Line Company, LP

Pricing Term Sheet

6.200% Senior Notes due 2017

The following information supplements the Preliminary Prospectus Supplement dated October 23, 2007, and is filed pursuant to Rule 433, under Registration No. 333-137998

Issuer:	Panhandle Eastern Pipe Line Company, LP
Security Type:	Senior Unsecured Notes
Ratings (Moody’s / S&P / Fitch):	Baa3 / BBB- / BBB
Pricing Date:	October 23, 2007
Settlement Date:	October 26, 2007
Maturity Date:	November 1, 2017
Principal Amount:	$300,000,000
Benchmark:	T 4.750% due August 15, 2017
Benchmark Yield:	4.415%
Re-offer Spread to Benchmark:	+ 182 bps
Yield to Maturity:	6.235%
Coupon:	6.200%
Public Offering Price:	99.741%
Optional Redemption:	T + 30 bps
Interest Payment Dates:	May 1 and November 1, beginning May 1, 2008
CUSIP / ISIN:	698455AA0 / US698455AA09
Joint Bookrunning Managers:	Banc of America Securities LLC J.P. Morgan Securities Inc. Wachovia Capital Markets, LLC

Co-Managers:	Calyon Securities (USA) Inc. Lazard Capital Markets LLC Wells Fargo Securities, LLC The Williams Capital Group, L.P.

The issuer and its parent, Southern Union Company, have filed a registration statement (including a base prospectus) and a prospectus supplement with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, the issuer’s prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling Banc of America Securities LLC toll-free at 1-800-294-1322, J.P. Morgan Securities Inc. collect at 212-834-4533 or Wachovia Capital Markets, LLC toll-free at 1-866-289-1262.